Exhibit 23.1

Messineo & Co, CPAs LLC 2451 N McMullen Booth Rd Ste. 309 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1/A Amendment No. 1 is a part, of the report dated July 12, 2013 relative to the financial statements of Changing Technologies, Inc. as of June 30, 2013 and for the period June 18, 2013 (date of inception) through June 30, 2013.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

Messineo & Co, CPAs LLC

Clearwater, Florida

September 12, 2013